Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Beazer Homes USA, Inc.

Re:	Notice of Imposition of Blackout Period and Prohibition on Transactions in Company Stock

Date:	December 7, 2007

This notice is to inform you, as a director or executive officer of Beazer Homes USA, Inc. (the “Company”), that the Company’s 401(k) Plan (the “401(k) Plan”) will be subject to a “blackout period” during which 401(k) Plan participants will be unable to direct investments into the Company common stock fund under the 401(k) Plan.  This blackout period is due to the present unavailability of the Registration Statement on Form S-8 which registers plan interests and shares of Company common stock that are acquired under the 401(k) Plan as a result of the inability of the Company to timely file its Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (the “2007 Form 10-K”).  The blackout period will begin on December 7, 2007 at 4:00 p.m., Eastern Standard Time, and will end at 4:00 p.m., Eastern Standard Time, on the date determined by the Company’s Compensation Committee, which is currently anticipated to be on or about the date the Company’s 2007 Form 10-K is filed with the Securities and Exchange Commission.  It is not presently known when the 2007 Form 10-K will be filed.  You will be promptly notified in writing when the blackout period ends.

Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, as amended, you are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of Company common stock, including pursuant to the exercise or grant of options to acquire common stock, or other derivative securities, during the 401(k) Plan blackout period.  This trading restriction bars you from trading within the 401(k) Plan, as well as trading outside the 401(k) Plan, and it is in addition to the current trading restrictions established pursuant to the Company’s insider trading policy.

The Company has determined that it was unable to give advance notice of the blackout period due to events that were unforeseeable and beyond its control.  Accordingly, the Company is providing this notice as soon as reasonably possible under the circumstances.

If you have any questions concerning this notice, the blackout period, when the blackout period will end or the transactions affected by the blackout period, please contact Peggy Caldwell, the Company’s Acting General Counsel, at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328; telephone (770) 829-3700.